LIMITED LIABILITY COMPANY AGREEMENT
OF
BOWERMAN HOLDINGS, LLC

A California Limited Liability Company

THE MEMBERSHIP INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION AND QUALIFICATION PROVISIONS OF THOSE LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.  ANY TRANSFER OF THE MEMBERSHIP INTERESTS DESCRIBED HEREIN IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

OPERATING AGREEMENT
OF
BOWERMAN HOLDINGS, LLC
A California Limited Liability Company

This Operating Agreement of BOWERMAN HOLDINGS, LLC (this “Agreement”) is entered into as of December 4, 2009 (the “Effective Date”) by TRINITY ALPS RESOURCES, INC., a Nevada domestic corporation (“Trinity Alps”), AMERICAN SIERRA GOLD CORP., a Nevada domestic corporation (“American Sierra”), and the Manager identified in Section 2.8 below (whether one or more, hereinafter referred to as the “Manager”), with respect to the limited liability company identified in Section 2.2 below. Trinity and American Sierra may sometimes be collectively referred to hereinafter as the “Initial Members” or singly as an “Initial Member.” The Members and the Manager may be sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party.”

A.           Pursuant to the terms and conditions of that certain Joint Venture Agreement, dated October 19, 2009, entered into by the Members identified above (the “Initial Agreement”), the Members have formed a California limited liability company (as identified below) under the Beverly-Killea Limited Liability Company Act, for purposes of developing and operating the Claims (as defined below).

B.           As a condition precedent to Trinity Alps’ agreement to form the Company and perform certain other obligations, American Sierra paid Trinity Alps a non-refundable and non-contingent Signing Fee (as defined in the Initial Agreement), issued certain of its common stock to Trinity Alps and granted to Trinity Alps certain warrants to purchase additional shares of its common stock.

C.           Trinity Alps and American Sierra also entered into that certain Voting Agreement, dated as of December 4, 2009 (the “Voting Agreement”), relating to certain voting rights associated with the Company and other entities.

D.           Concurrently herewith, Trinity Alps and American Sierra are forming a separate California limited liability company to exploit, develop and operate Claims (the “Operating Company”).

E.           The Members enter into this Operating Agreement in order to provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and covenants set forth below, the Parties, each intending to be legally bound, covenant and agree as follows:

1.0          DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings specified in this article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code section 17001:

1.1           “Act” means the Beverly-Killea Limited Liability Company Act (California Corporations Code sections 17000-17705), including amendments from time to time and any successor acts or provisions.

1.2           “Affiliate” of a Member means any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through membership, ownership of voting securities, by contract, or otherwise.

1.3           “Agreement” means this Operating Agreement, as originally executed and as amended from time to time.

1.4           “Articles of Organization” is defined in California Corporations Code section 17001(b), as applied to this Company.

1.5           “Assignee” means a Person who has acquired a Member's Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.6           “Assigning Member” means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.7           “Capital Account” means, as to any Member, a separate account maintained and adjusted in accordance with Section 3.3 below.

1.8           “Capital Contribution” means, with respect to any Member, the amount of money and/or the Fair Market Value of other assets and/or the agreed value of services contributed to the Company (as a Capital Contribution), whether as an initial contribution or an additional contribution required by this Agreement, in consideration of the Membership Interest held by such Member.  Loans to the Company shall not be deemed Capital Contributions.

1.9           “Capital Event” means a sale or disposition of any of the Company's capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.10         “Claims” means the mining claims described in Exhibit A attached hereto, and any and all rights, duties, obligations, and other items incidental and/or ancillary thereto.

1.11         “Code” or “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor acts or provisions.

1.12         “Company” means the limited liability company named in Section 2.2 of this Agreement.

1.13         “Economic Interest” means a Person's right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to Vote or to participate in management.

1.14         “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

1.15         “Encumbrance” means, with respect to any Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, assignment as security, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.

1.16         “Fair Market Value” means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the date of the event that triggered the need for the fair market value determination (“Valuation Date”). The Parties having a direct financial interest in the outcome of that determination (the “Interested Parties) shall mutually agree on the Fair Market Value. If the Interested Parties cannot agree on Fair Market Value within thirty (30) days of the Valuation Date, then the Fair Market Value shall be determined by an appraisal performed by an independent, duly licensed appraiser experienced in appraising the type of property being appraised, who shall be selected by the mutual consent of all the Interested Parties.

1.17         “Initial Members” means those Persons whose names are set forth in the introductory paragraph of this Agreement.

1.18         “Involuntary Transfer” means, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, by operation of law or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver or assignee for the benefit of creditors.

1.19         “Involuntary Withdrawal” means, with respect to any Member or the Manager, the occurrence of any of the following events:  (i) the Member or Manager makes an assignment for the benefit of creditors; (ii) the member or Manager files a voluntary petition in bankruptcy; (iii) the Member or Manager is adjudicated bankrupt or insolvent or there is entered against the Member or manager an order for relief in any bankruptcy or insolvency proceeding; (iv) the member or Manager files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) the member of Manager seeks, consents to or acquiesces in the appointment of a trustee or receiver for, or liquidation of the Member or Manager or of all or any substantial part of such Member’s or Manager’s properties; (vi) the Member or Manager files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member or Manager in any proceeding described in clauses (i) through (v) hereof; (vii) any proceeding against the Member or Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, continues for 120 days after the commencement thereof, or the appointment of a trustee, receiver or liquidator for the Member or Manager or all or any substantial part of the Member’s or Manager’s properties without the Member’s or Manager’s agreement or acquiescence, which appointment is not vacated or stayed for 120 days or, if stayed, for 120 days after expiration of the stay during which period the appointment is not vacated; (viii) if the Member or Manager is a corporation, the dissolution of the corporation or the revocation of its charter; or (ix) breach of this Agreement by the member or Manager.

1.20         “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member.

1.21         “Membership Interest” means a Member’s entire interest in the Company (including, without limitation, the Member’s Economic Interest and voting rights).

1.22         “Notice” means a written notice required or permitted under this Agreement and conforming to the provisions of Section 11.1.

1.23         “Person” means a natural person, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.24         “Profits and Losses” means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with IRC section 703(a), as such section may be amended from time to time, and including corresponding provisions of applicable successor acts or sections thereof.

1.25         “Regulations” (or “Reg.”) means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the IRC, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.26         “Successor in Interest” means an Assignee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or assets of a Person.

1.27         “Transfer” means, with respect to a Membership Interest, or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, or other disposition of a Membership Interest or any element of such a Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.28         “Triggering Event” means any of the events set forth in Section 8.4.

1.29         “Trust Account” means an escrow account established by American Sierra for the benefit of the Company, with the Trust Account Administrator, pursuant to an escrow agreement satisfactory to both of the Initial Members and incorporating the pertinent terms and conditions of this Agreement and the Initial Agreement.

1.30         “Trust Account Administrator” means an attorney-at-law or other fiduciary agent to be selected by American Sierra and approved by Trinity Alps in its sole but reasonable discretion, who shall administer the Trust Account according to the terms of the escrow agreement establishing the Trust Account.

1.31         “Unanimous Vote” means the vote of the Member or Members whose Voting Interests, individually or in the aggregate (as the case may be), constitute one hundred percent (100%) of the Voting Interests of all the Members.

1.32         “Vote” means a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.33         “Voting Interest” means the right of a Member to Vote on matters coming before the Members by the terms of this Agreement or applicable law, and shall be equivalent to the Member’s Membership Interest.

2.0          ARTICLES OF ORGANIZATION

2.1           Articles of Organization.  The Manager shall cause the Company’s Articles of Organization to be filed with the California Secretary of State.

2.2           Company Name.  The Company’s name shall be BOWERMAN HOLDINGS, LLC.

2.3           Principal Office.  The principal executive office of the Company shall be at such place or places as the Manager may determine from time to time.

2.4           Agent for Service of Process.  The initial agent for service of process on the Company shall be BHB Legal Services, Inc.  The Manager may from time to time change the Company's agent for service of process.

2.5           Business Purposes.  Notwithstanding the general statement of company purpose included in the Articles of Organization, the Company is formed for the sole purpose of owning and holding the mining claims described in Exhibit A attached hereto (collectively, the “Claims”) and entering into agreements (i) for development and operation of mines on and under the Claims, including, but not limited to, agreements for such purpose with the Operating Company, and (ii) doing all other things necessary to maintain and exploit the Claims.

2.6           LLC.  The Members intend the Company to be a limited liability company under the Act.  No Member shall take any action inconsistent with the express intent of the Parties to this Agreement.

2.7           Term.  The Company’s existence shall commence on the effective date of filing of Articles of Organization with the California Secretary of State, and shall continue perpetually or until terminated pursuant to the provisions of this Agreement or as provided by law.

2.8           Manager.  The initial Manager shall be American Sierra. The Manager’s business address is 200 S. Virginia, 8th Floor, Reno, Nevada 89501.  American Sierra shall serve as Manager for an initial term commencing on the Effective Date and continuing until such time as set forth in Section 1.4 of the Initial Agreement, as amended (as applicable, the “Initial Management Term”), at which time the Members holding an aggregate of 51% or more of the Voting Interests shall elect a new manager. American Sierra shall be eligible to be elected as the new manager. The Manager shall at all times be a Member of the Company.

2.9           Nature of Members’ Interests.  The interests of the Members in the Company are personal property for all purposes.  All property owned by the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member shall have any direct ownership of all or any portion of such property or any right to use such property for any purpose other than a purpose of the Company.

3.0         CAPITALIZATION

3.1           Initial Capital Contributions of Trinity Alps.  As its initial Capital Contribution, Trinity Alps shall assign, transfer, convey and deliver to the Company title to the Claims, by quitclaim deed and/or assignment, as applicable, and all of its rights, title and interest in and to the improvements to, and fixtures on, the land on which the Claims are located.  Trinity Alps shall assign, transfer, convey and deliver the Claims to the Company and, except for those certain representations, warranties and covenants made by Trinity Alps in Section 8.1 of the Initial Agreement, which are also made as of the Effective Date and are incorporated herein by reference, Trinity Alps assigns, transfers, conveys and delivers the Claims to the Company “AS IS,” “WHERE IS,” and “HOW IS,” in the Claims’ present condition.  The agreed value of the Claims is Four Hundred Eighty-Four Thousand Dollars ($484,000 US).  The agreed value for the contributed aggregated improvements to the land on which the Claims are located is Three Hundred Sixty-Six Thousand Dollars ($366,000 US).  The agreed value for the contributed fixtures on the land on which the Claims are located is One Hundred Forty-Two Thousand Dollars ($142,000 US).  The Initial Members acknowledge that Trinity Alps’ contribution of the Claims shall not include any or all of its rights relating to the exploitation and operation of all or any part of the Claims, including, without limitation, all equipment, permits, leases, easements, rights of way, licenses, options, agreements, contracts, books, records, engineering studies or reports, environmental reports, feasibility studies, geologic data, maps, surveys, operating equipment, warranties, water rights, pipelines, reclamation and/or performance bonds, insurance policies, orders, tanks, pumps, power lines, logs, chemicals, solutions, tools, communication systems, roads, inventories, warehouse stock, plants and all other pertinent personal property, systems, information, apparatus and facilities relating in any way to the exploitation and/or development of the Claims and/or appurtenant or attributable thereto, whether similar or dissimilar to the foregoing (collectively, the “Operating Assets”).  The Initial Members further acknowledge that Trinity Alps has contributed the Operating Assets to the Operating Company.

3.2           Initial Capital Contributions of American Sierra. As its initial Capital Contribution, American Sierra shall pay and deliver to the Company the sum of Seven Hundred Dollars ($700 US) and, thereafter through the end of the Initial Management Term, shall make such additional Capital Contributions as may be necessary from time to time to pay and satisfy all costs and expenses necessary or incidental to the Company’s organization and operation, including, without limitation, any fees, charges and other costs necessary to maintain the Claims in full force and effect, to monitor and otherwise administer the exploitation thereof by third parties, and/or to maintain the Company as a lawful entity in good standing.  American Sierra shall also contribute, as additional Capital Contributions, any amounts deemed necessary by the Manager to establish and maintain reasonable cash reserves to offset future contingent or unexpected liabilities.  The Initial Members acknowledge that, except as may be set forth in Section 3.4, Trinity Alps shall not have any liability for cash necessary or incidental to the Company’s organization or operation.

 American Sierra’s initial Capital Contribution and all additional Capital Contributions from American Sierra under this Section 3.2 shall be deposited into the Trust Account under Section 1.4 of the Initial Agreement, held and disbursed pursuant to Section 5.4 of this Agreement.

3.4           Additional Capital Contributions.  After the Initial Management Term, the Manager may determine that Capital Contributions in addition to the Members’ initial Capital Contributions are needed to enable the Company to conduct its business. On making such a determination, the Manager shall give notice thereof to all Members and seek the consent of the Members to such additional Capital Contributions.  The notice shall set forth the amount of additional capital needed, the purpose for which it is needed, and the date by which the Members shall contribute. Upon approval of such additional Capital Contributions by Unanimous Vote, each Member shall make, within seven (7) days of the date such approval is obtained, an additional Capital Contribution in an amount that bears the same proportion to the total additional Capital Contribution that such Member’s Capital Account balance bears to the total Capital Account balances of all Members.  No Member may voluntarily make any additional Capital Contribution or loan to the Company.

3.5           Resulting Membership Interests in the Event of Non-Contribution by a Member. If Trinity Alps or American Sierra fails to make its initial Capital Contributions according to Section 3.1 or Section 3.2, respectively, or if a Member fails to make an additional Capital Contribution when required under Section 3.4, the respective Membership Interests of American Sierra and Trinity Alps shall initially remain unchanged as of the date of the failure to contribute, subject to additional revisions as set forth below.

3.5.1          In the event such failure to contribute either the initial Capital Contribution or additional Capital Contribution (the “Capital Shortfall”) is attributable to American Sierra, American Sierra’s 75% Ownership Option, as set forth in the Initial Agreement, shall be forfeited.  Further adjustments, if any, to American Sierra’s Membership Interests shall occur pursuant to the Intermediate Ownership Interest calculation as set forth in the Initial Agreement or as further set forth herein. Further, in the event the Capital Shortfall is attributable to American Sierra, any amounts advanced by Trinity Alps to offset such Capital Shortfall shall enable Trinity Alps to increase its Membership Interests via the Intermediate Ownership Interest formula set forth in the Initial Agreement.

3.5.2          In the event Trinity Alps fails to contribute its Initial Capital Contribution pursuant to Section 3.1 above, all fees contributed by American Sierra and currently in the Trust Account, as defined in the Initial Agreement, shall be returned to American Sierra without interest or penalty. Further, it is agreed and understood by the Parties that Trinity Alps’ failure to make its Initial Capital Contribution, namely, contribution of the Claims, will effectively undermine and eliminate the intended purpose of the transaction of which this Agreement is a part.  Trinity Alps, therefore, agrees to use its best commercially reasonable efforts to take those steps as are necessary to effectuate the transfer and contribution of the Claims to the Company as set forth in Section 3.1 as soon as reasonably practicable, and so long as it has taken such steps and effected such transfer and contribution within two (2) weeks of the Effective Date, except for in the event of an act of Force Majeure, as defined herein, the provisions of this Section 3.5.2 shall not apply.  For purposes hereof, an event of “Force Majeure” shall include, but not be limited to, those acts or events set forth in Section 14.7 of that certain Mining Claims License and Operations Agreement entered into simultaneously herewith between the Company and the Operating Company.

All subsequent changes to a Member’s respective Membership Interest shall occur pursuant to Section 3.6 herein.

3.6           Membership Interests. On and as of the Effective Date, the Initial Members’ respective Membership Interests shall be as follows:

Member	Membership Interest

Trinity Alps	93.0%

American Sierra	7.0%

Thereafter, subject to the application of Section 3.5 hereof, so long as American Sierra makes its requisite contributions to the Operating Company thereby increasing its ownership interest in the Operating Company, American Sierra shall have the right to a corresponding increase in Membership Interest hereunder for additional cash contributions of One Hundred Dollars ($100 US) per each one percentage point (1.0%).  For each incremental Capital Contribution of One Hundred Dollars US ($100 US) made by American Sierra as described in this Section 3.6, the Membership Interest of American Sierra shall increase by one percentage point (1.0%) and the Membership Interest of Trinity Alps shall decrease by one percentage point (1.0%), up to a maximum of American Sierra holding a Membership Interest of forty percent (40.0%) and Trinity Alps holding a Membership Interest of sixty percent (60.0%); provided, however, that at such time as American Sierra has deposited in the Trust Account for expenditure its aggregate cash contribution pursuant to Section 1.4.3 of the Initial Agreement, American Sierra shall have the right to contribute up to an additional Three Thousand Five Hundred Dollars ($3,500 US) for an additional thirty-five percent (35%) Membership Interest such that the resulting Membership Interests shall be as follows:

Member	Membership Interest

Trinity Alps	25.0%

American Sierra	75.0%

3.7          Capital Accounts.  A separate Capital Account shall be maintained for each Member consisting of that Member's Capital Contribution (i) increased by that Member's share of Profits, (ii) decreased by that Member's share of Losses, (iii) decreased by the amount of withdrawals and distributions, and (iv) otherwise adjusted as required in accordance with applicable provisions of this Agreement and/or the IRC and Regulations.

3.8          No Right to Withdraw.  A Member shall not be entitled to withdraw any part of the Member's Capital Contributions or to receive any distributions, except as provided in this Agreement.

3.9          No Interest.  No interest shall be paid on funds or property contributed to the capital of the Company or on the balance of a Member's Capital Account.

3.10        No Priority.  Except as may be provided in this Agreement, no Member shall have priority over any other Member, with respect to the return of a Capital Contribution, or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

4.0         ALLOCATIONS AND DISTRIBUTIONS

4.1           Allocation of Profits and Losses.  The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company book purposes and for tax purposes, to a Member in accordance with the Member's Membership Interest on the date of such allocation, unless otherwise provided in this Agreement.

4.2           Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation, or distribution described in Reg. sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) resulting in a deficit balance in such Member’s Capital Account, items of Company gross income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate any such deficit balance in the Member's Capital Account.  Any special allocation under this Section 4.2 shall be taken into account in computing subsequent allocations of Profits and Losses so that the net amount of allocations of income and loss and all other items shall, to the extent possible, be equal to the net amount that would have been allocated if the unexpected adjustment, allocation, or distribution had not occurred.  The provisions of this Section 4.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Reg sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

4.3           Allocations Respecting Asset Distributions.  Any unrealized appreciation or unrealized depreciation in the values of Company property distributed in kind to all the Members shall be deemed to be Profits or Losses realized by the Company immediately prior to the distribution of the property and such Profits or Losses shall be allocated to the Members' Capital Accounts in the same proportions as Profits are allocated under Section 4.1.  Any property so distributed shall be treated as a distribution to the Members to the extent of the Fair Market Value of the property less the amount of any liability secured by and related to such property.  Nothing contained in this Agreement is intended to treat or cause such distributions to be treated as sales for value.  For the purposes of this Section 4.3, "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the Fair Market Value of such property and the Company's basis for such property.

4.4           Allocations Between Assignor and Assignee.  In the case of a Transfer of an Economic Interest during any fiscal year, the Assigning Member and Assignee shall each be allocated the Economic Interest's share of Profits or Losses based on the number of days each held the Economic Interest during that fiscal year.

4.5           Distributions.  All cash resulting from the normal business operations of the Company and/or from a Capital Event shall be distributed among the Members in proportion to their Membership Interests.  The Manager shall, during the Initial Management Term, make to Members quarterly distributions of available cash from operations of the Company’s business, and thereafter shall make such distributions, at such times, as it may deem appropriate.  Notwithstanding the foregoing, the Manager shall at all times ensure that the Company has sufficient working capital in such account(s) as established by the Manager in the name of the Company pursuant to Section 5.9 as would be sufficient to pay the preceding two (2) months’ aggregate operating expenses.

4.6           Non-cash Proceeds.  If the proceeds from a sale or other disposition of a Company asset consist of property other than cash, the value of such property shall be as determined by the Manager.  Such non-cash proceeds shall then be allocated among all the Members in proportion to their Membership Interests.  If such non-cash proceeds are subsequently reduced to cash, such cash shall be distributed to each Member in accordance with Section 4.5.

4.7           Liquidating Proceeds.  Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company, or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article 4.0, and other credits and deductions to the Members’ Capital Accounts shall be made before the final distribution is made. The final distribution to the Members shall be made as provided in Section 9.2 below.  The provisions of this Section 4.7 and Section 9.2 shall be construed in accordance with the requirements of Reg. section 1.704-1(b)(2)(ii)(b)(2).

5.0          MANAGEMENT AND OPERATIONS

5.1          Manager.  American Sierra is hereby designated and appointed as the sole and exclusive Manager of the Company and its business for the Initial Management Term.  The Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement (including, but not limited to, those set forth in Section 5.2) and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, for Company purposes, to:

5.1.1          Acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible, and/or any interests therein, pertaining to ownership of the Claims;

5.1.2          Construct, operate, maintain, finance, and improve, and/or to own, sell, convey, assign, mortgage or lease any real estate and any personal property, pertaining to ownership of the Claims;

5.1.3          Sell, lease, dispose of, trade or exchange Company assets in the ordinary course of the Company’s business;

5.1.4          Enter into agreements and contracts, and give receipts, releases and discharges;

5.1.5          Purchase liability and other insurance and/or performance bonds to protect the Company’s properties and business;

5.1.6          Borrow money for and on behalf of the Company and, in connection therewith, execute and deliver instruments providing for security thereof;

5.1.7          Execute or modify leases with respect to all or any part of the Company’s assets;

5.1.8          Prepay, in whole or in part, refinance, amend, modify or extend mortgages or deeds of trust that may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

5.1.9          Execute any and all other documents and instruments that may be necessary or, in the opinion of the Manager, desirable to carry out the intent and purpose of this Agreement;

5.1.10        Specifically subject to Section 5.2, make any and all expenditures which the Manager, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and carrying out its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in the Company’s organization and its financing and operation;

5.1.11        Enter into any kind of activity necessary to, in connection with or incidental to accomplishing the purposes of the Company; and

5.1.12        Invest and reinvest Company reserves in short-term instruments or money market funds.

5.2         Extraordinary Transactions.  Notwithstanding anything to the contrary contained in this Agreement, the Manager shall not, during the Initial Management Term, undertake any of the following without the Unanimous Vote of the Members:

5.2.1          Any Capital Event;

5.2.2          Incurring any Company debt with principal in excess of Twenty Thousand Dollars US ($20,000 USD) on any one (1) occasion or in excess of an aggregated Fifty Thousand Dollars US ($50,000 USD) by reason of two (2) or more transactions in any fiscal year aggregating more than such amount;

5.2.3          A loan of Company money in an amount more than Twenty Thousand Dollars US ($20,000 USD) on any one (1) occasion or in excess of an aggregated Fifty Thousand Dollars US ( $50,000 USD) by reason of two (2) or more transactions in any fiscal year aggregating more than such amount;

5.2.4          The admission of additional members of the Company;

5.2.5          The Company’s sale or purchase of any asset with a purchase price in excess of Twenty Thousand Dollars US ($20,000 USD), or in excess of an aggregated Fifty Thousand Dollars US ($50,000 USD) by reason of two (2) or more such purchases and/or sales in any fiscal year, or the Company’s exercise of any purchase option involving the expenditure of material funds;

5.2.6          Assign rights in Company property, for other than a Company purpose;

5.2.7          Permit the Company to engage in any activities inconsistent with or in addition to the stated purposes of the Company;

5.2.8          Do any act in contravention of this Agreement;

5.2.9          Sell or agree to sell all or substantially all of the assets of the Company outside the normal course of business;

5.2.10        Dissolve and/or wind up the Company or merge, consolidate or otherwise combine with another Person, or agree to do the same, regardless of whether the Company is the surviving entity as a result of any such event;

5.2.11        Enter into the Operating Agreement or amend or terminate, or agree to amend or terminate, the same;

5.2.12        Amend the Articles of Organization; and/or

5.2.13        Take any action or engage in any conduct, or refrain from taking any action or engaging in any conduct, with respect to which the Members have the right to Vote under the Act or other applicable California law.

5.3          Limitation on Authority of Members.  No Member is an agent of the Company solely by reason of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. Any Member who takes action or binds the Company in violation or breach of this section shall be solely responsible for any loss and/or expense incurred by the Company as a result of such unauthorized action and shall indemnify, defend and hold harmless the Company with respect to such loss and/or expense.

5.4          Trust Account.  Notwithstanding the foregoing, and as provided for in additional detail in the Operating Company’s Operating Agreement, American Sierra shall open and establish the Trust Account with the Trust Account Administrator, such Trust Account Administrator selected by American Sierra and approved by Trinity Alps.  The Trust Account shall be established for a term beginning on the Effective Date and continuing through and including the later of (i) the end of the Initial Management Term, and (ii) disbursement of all of the funds in the Trust Account pursuant to Section 5.5.  All costs and expenses of the Trust Account and its administration shall be paid from the funds held in the Trust Account, as contributed by American Sierra, and the Company shall indemnify, defend and hold harmless Trinity Alps from liability for any and all of such costs and expenses.  The Trust Account Administrator shall promptly release and disburse funds for any Company cost provided for herein upon receipt of an invoice therefor.

5.5          Compensation of Manager.  The Manager shall not be entitled to compensation for its services as Manager.

5.6          Time Devoted to Company.  The Manager shall devote such time to the conduct of the business of the Company as is reasonable and necessary. Nothing in this Agreement shall limit in any manner the right of the Manager to carry on separate, additional businesses or activities, as long as such businesses or activities do not interfere unreasonably with the conduct of the Company’s business and activities.

5.7          Standard of Care and Duty of Loyalty

5.7.1          Manager. The Manager shall not be liable, responsible or accountable to the Company or to any Member, in damages or otherwise, for any action taken or any failure to act on behalf of the Company within the scope of the authority conferred on the Manager by this Agreement or by applicable law and which it reasonably believes to be in the best interest of the Company, unless the action was taken or omission made fraudulently, intentionally or in bad faith, or unless the action or omission constituted gross negligence.

5.7.2          Compensation and Fees.  With respect to operating the Company’s business, the Manager shall only pay wages, salaries, fees and other compensation to Company employees, independent contractors, consultants and other third party service providers that are reasonably competitive with the wages, salaries, fees and other compensation that are reasonably available in the marketplace pertinent to the Company’s operations.

5.7.3          Members.  Except as may be expressly set forth in Subsection 5.7.4, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of a Member, to conduct any other business or activity whatsoever, and no member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. Each Member waives any rights that such Member might otherwise have to share or participate in such other interests or activities of any other Member or such member’s Affiliates.

5.7.4          Conflicts of Interest.  Each Member acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members or their Affiliates. In any such cases, the dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.8          Title to Assets.  All assets of the Company, whether real or personal, shall be held in the name or for the benefit of the Company.

5.9          Banking.  Except to the extent Company money is held in the Trust Account, all funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Manager.  The Manager, acting singly, shall have the authority to withdraw funds and write checks or drafts against such account(s).

5.10        Removal of Manager. If any one or more of the following events occurs, the Members may remove the Manager and elect a new manager, by the Vote of Members holding an aggregate of 51% or more of the Voting Interests: (i) the Manager’s willful or intentional violation or reckless disregard of the Manager’s duties to the Company; (ii) the Manager’s Involuntary Withdrawal, or (iii) the Manager’s breach or violation of its duties and/or covenants hereunder and/or under the Initial Agreement, the Voting Agreement, the operating agreement of the Operating Company and/or any other related contract or agreement. Any Member then acting as the manager shall not be entitled to Vote its Voting Interest in any matter relating to its removal as manager.

6.0          ACCOUNTS AND RECORDS

6.1          Accounts.  The Manager shall maintain, or cause to be maintained, complete books of account of the Company's business, in which each Company transaction shall be fully and accurately entered. The Manager shall keep such books of account at the Company's principal executive office. The Company’s books of account shall be open to inspection and copying by each Member or the Member's authorized representatives on reasonable notice to the Manager and during normal business hours. The costs of any such inspection and copying shall be borne by the Member.

6.2          Accounting.  Financial books and records of the Company shall be kept on the cash method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. The manager shall prepare, or cause to be prepared, a balance sheet and income statement of the Company promptly following the close of each fiscal year in a manner appropriate to and adequate for the Company's business and for carrying out the provisions of this Agreement. Each fiscal year of the Company shall end on December 31.

6.3          Mandatory Records.  In addition to the books of account referenced in this Article 6.0, the Manager, at all times during the term of existence of the Company, shall keep or cause to be kept at the Company’s principal executive office, the following:

 6.3.1          A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the Membership Interest in Profits and Losses of each Member;

 6.3.2          A copy of the Articles of Organization, as such Articles of Organization may be amended and/or restated from time to time;

 6.3.3          Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent tax years;

 6.3.4          Executed counterparts of this Agreement, as it may be amended and/or restated from time to time;

 6.3.5          Any powers of attorney under which the Articles of Organization or any amendments and/or restatements thereof were executed;

 6.3.6          Financial statements of the Company for the six (6) most recent fiscal years; and

 6.3.7          The books and records of the Company as they relate to the Company's internal affairs for the current and past four (4) fiscal years.

6.4          Income Tax Returns.  Within seventy-five (75) days after the end of each tax year of the Company, the Manager shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for such year.

6.5          Manager as Tax Matters Partner.  The Manager shall act as the “Tax Matters Partner” of the Company pursuant to IRC section 6231(a)(7).

6.6          Tax Matters Partner’s Authority.  The Tax Matters Partner is hereby authorized to do the following:

 6.6.1          Keep the Members informed of administrative and judicial proceedings for the adjustment of Company items (as defined in IRC section 6231(a)(3)) at the Company level, as required under IRC section 6223(g) and the implementing Regulations;

 6.6.2         Enter into settlement agreements under IRC section 6224(c)(3) and applicable Regulations with the Internal Revenue Service or the Secretary of the Treasury (the “Secretary”) with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed under the IRC and Regulations) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

6.6.3          On receipt of a notice of a final Company administrative adjustment, file a petition for readjustment of the Company items with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6226(a) and applicable Regulations;

6.6.4          File requests for administrative adjustment of Company items on Company tax returns under IRC section 6227(b) and applicable Regulations; and, to the extent such requests are not allowed in full, file a petition for adjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6228(a); and

6.6.5          Take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by law or regulations, including retaining tax advisers (at the expense of the Company) to whom the Tax Matters Partner may delegate such rights and duties as deemed necessary and appropriate.

7.0          MEMBERS’ RIGHTS AND VOTING

7.1          Members’ Voting Rights.  There shall be only one class of membership and no Member shall have any rights or preferences in addition to or different from those possessed by any other Member.  Each Member shall Vote in proportion to the Member's Voting Interest as of the governing record date, determined in accordance with Section 7.3.

7.2          Subjects of Members’ Voting Rights.  The only matters upon which the Members have the right to Vote are set forth in Section 5.2. As to all other matters, the Members have no voting rights and the Manager, in its sole discretion, shall make all decisions regarding such other matters.

7.3          Record Date.  The record date for determining the Members entitled to notice of any Meeting (as defined below), to Vote, to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by the Manager, provided that such record date shall not be more than sixty (60) nor less than ten (10) days prior to the date of the Meeting, nor more than sixty (60) days prior to any other action.

7.4          Meetings.  The Members are not required to hold meetings, and decisions (except for those decisions to be made by the Manager as provided in this Agreement) may be reached through one or more informal consultations followed by a written consent signed by all Members, provided that all Members are consulted (although all Members need not be present during a particular consultation).  In the event that Members wish to hold a formal meeting (a “Meeting”) for any reason, the following procedures shall apply:

7.4.1          Notice of Meeting. Any Member may call a Meeting of the Members by giving notice to each of the other Members and to the Manager of the time and place of the Meeting at least 48 hours prior to the time of the Meeting.  The notice need not specify the purpose of the Meeting, or the location if the Meeting is to be held at the principal executive office of the Company.

7.4.2          Quorum.  Sixty percent (60.0%) of the Voting Interests shall constitute a quorum for the transaction of business at any Meeting of the Members.

7.4.3          Other Transactions Valid. The transactions of the Members at any Meeting, however called or noticed, or wherever held, shall be as valid as though transacted at a Meeting duly held after call and notice if a quorum is present and if, either before or after the Meeting, each Member not present signs a written waiver of notice, a consent to the holding of the Meeting, or an approval of the minutes of the Meeting.

7.4.4          Action without Meeting. The Members may take any action under this Agreement without a Meeting if all of the Members individually or collectively consent in writing to such action.

7.4.5          Remote Participation. Members may participate in any Meeting through the use of a conference telephone or similar communications equipment, provided that all Members participating in the Meeting can hear one another.

7.4.6          Minutes. The Manager shall keep or cause to be kept with the books and records of the Company full and accurate minutes of all Meetings, notices, and waivers of notices of Meetings, and all written consents in lieu of Meetings.

7.5          Proxy.  At all meetings of Members, a Member may Vote in person or by proxy.  A Member who intends to Vote by proxy shall file a written proxy instrument with the Manager before or at the time of the Meeting. A Member may file such proxy instrument by facsimile transmission to the Manager at the principal executive office of the Company.

8.0         TRANSFERS OF MEMBERSHIP INTERESTS

8.1          No Right to Withdraw.  A Member may not withdraw from the Company without the written consents of all remaining Members.  Any attempt by a Member to withdraw in violation of this section shall be void and of no force or effect, and shall not release the Member from any obligations and liabilities under this Agreement, whether already accrued or incurred, or to be accrued or incurred in the future.

8.2          Restrictions on Transfer.  Except as expressly provided in this Agreement, a Member shall not Transfer any part of the Member’s Membership Interest in the Company, whether now owned or later acquired, unless (1) the other Members, by Unanimous Vote, approve the transferee’s admission to the Company as a Member upon such Transfer, and (2) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) months, will not cause termination of the Company under the IRC.  No Member may Encumber or permit or suffer any Encumbrance of or against all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has first been approved in writing by the Manager within its sole discretion.  Any Transfer or Encumbrance of a Membership Interest without such approval shall be void and of no force or affect.

8.3          Right of First Refusal.  Except as otherwise expressly provided in this Agreement, if a Member (“Transferring Member”) wishes to Transfer any or all of its Membership Interest pursuant to a Bona Fide Offer (as defined below), the Transferring Member shall give notice to the Manager at least 150 days in advance of the proposed Transfer, indicating the terms of the Bona Fide Offer and the identity of the offeror, together with all material information relating to the offeror (“Transfer Notice”).  The term “Bona Fide Offer” means an offer in writing setting forth all relevant terms and conditions of purchase from an offeror who is ready, willing, and able to consummate the purchase (as indicated by the offeror’s signature thereto) and who is not an Affiliate of the Transferring Member.  If the price for the Membership Interest is other than cash, the fair value in dollars (“Fair Dollar Value”) of the non-cash consideration shall be as established in good faith by the Manager.  For thirty (30) days after the Transfer Notice is effectively given, the Company shall have the right to purchase all or any portion of the Membership Interest offered, on the terms stated in the Transfer Notice, for the price stated in the Transfer Notice (or the cash portion of the price plus the Fair Dollar Value of the non-cash consideration, as the case may be).  If the Company does not exercise the right to purchase all of the Membership Interest, then, with respect to the portion of the Membership Interest that the Company does not elect to purchase, that same right shall be given to the other Members for an additional 30-day period, beginning on the day that the Company’s right to purchase expires or, if earlier, on the date the Company gives notice of its election not to purchase.  Each of the other Members shall have the right to purchase, on the same terms, a part of the Membership Interest of the Transferring Member in the proportion that the purchasing Member’s Membership Interest bears to the total Membership Interests of all of the Members who choose to participate in the purchase; provided, however, that the Company and the participating Members may not, in the aggregate, purchase less than the entire Transferring Member’s Membership Interest.  If the Company and the other Members do not exercise their rights to purchase all of such Membership Interest, the Transferring Member may, within ten (10) days from the expiration date of the Members’ right to purchase, and on the terms and conditions stated in the Transfer Notice, sell or exchange that Membership Interest to the offeror named in the Transfer Notice.  Unless the requirements of Section 8.2 are met, the offeror under this section shall become an Assignee, and shall be entitled to receive only the share of Profits or other compensation by way of income and the return of Capital Contribution to which the Transferring Member would have been entitled. Any modification, alteration, supplementation or other change in the terms and conditions stated in the Transfer Notice shall constitute a new, separate and distinct Bona Fide Offer that shall be subject to the requirements and rights of this section.

8.4          Triggering Events.  Except as otherwise provided in this Agreement, on the happening of any of the following events (“Triggering Events”) with respect to a Member, the Company and the other Members shall have the option to purchase the Membership Interest of such Member (“Selling Member”) at the Fair Market Value and on the terms provided in Section 8.8 below:

 8.4.1          The Involuntary Withdrawal of a Member, or the winding-up and dissolution of a corporate Member, or merger or other corporate reorganization of a corporate Member as a result of which the corporate Member does not survive as an entity; and/or

 8.4.2          The occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Each Member shall give prompt notice to the Manager of the occurrence of a Triggering Event affecting such Member.

8.5          Option Periods.  On the Manager’s receipt of notice under Sections 8.3 and/or 8.4 (the date of such receipt is hereinafter referred to as the “Option Date”), the Manager shall promptly cause a copy of such notice to be sent to all Members.  The Company shall then have the option, for a period ending thirty (30) calendar days following the determination of the Fair Market Value (the “Company’s Purchase Option Period”), to purchase the Membership Interest to which the option relates (the “Option Membership Interest”).  Said purchase shall be at the Fair Market Value and on the terms set forth in Section 8.7 below.  If the Company does not purchase all or any portion of the Option Membership Interest, then the Members shall each have that same option, in the same proportion that such Member’s Membership Interest bears to the total Membership Interests of all of the Members who choose to participate in that purchase, for a period of thirty (30) days following the expiration of the Company’s Purchase Option Period, to purchase the Option Membership Interest not purchased by the Company, on the same terms and conditions as apply to the Company; provided, however, that the Company and the participating Members may not, in the aggregate, purchase less than the entire Option Membership Interest.  All transferees of Membership Interests shall hold such Membership Interests subject to all of the provisions of this Agreement.

8.6          Non-participation of Interested Member.  Neither the Member whose interest is subject to purchase under this article, nor such Member’s Affiliate, shall participate in any Vote or discussion of any matter pertaining to the disposition of the Member’s Membership Interest.

8.7          Option Purchase Price.  The purchase price of the Option Membership Interest shall be at its Fair Market Value.  For purposes of this calculation, the Option Date shall be substituted for the Valuation Date (under the Fair Market Value definition). The Fair Market Value as so determined shall be payable in cash in accordance with the time deadlines set forth in Section 8.5 above.

8.8          Substituted Member. A prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (“Substituted Member”) only (1) on a Unanimous Vote in favor of the prospective transferee’s admission as a Member, (2) on such prospective transferee’s execution of a counterpart of this Agreement as a Party hereto, (3) on the Manager’s receipt of a duly executed and acknowledged written instrument of Transfer, being either a certificate evidencing the interest in the Company owned by the transferring Member prior to such Transfer or some other instrument approved by the Manager, setting forth the intention of the transferring Member that the transferee become a Substituted Member in its place, and (4) on the execution of such additional documents and instruments by the transferee as the Manager may reasonably require to confirm the transferee as a Substituted Member and the transferee’s agreement to be bound by the terms and conditions hereof.  Any prospective transferee of a Membership Interest shall be deemed an Assignee, and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member.  Except as otherwise permitted in the Act, any such Assignee shall be entitled only to receive allocations and distributions under this Agreement with respect to such Membership Interest and shall have no right to Vote or exercise any rights of a Member until such Assignee has been admitted as a Substituted Member.  Until the Assignee becomes a Substituted Member, the transferring Member will continue to be a Member and to have the power to exercise any rights and powers of a Member under this Agreement, including the right to Vote in proportion to the Voting Interest that the transferring Member would have had in the event that the Transfer had not been made.

8.9          Duties of Substituted Member.  Any Person admitted to the Company as a Substituted Member shall be subject to all provisions of this Agreement that apply to the Member from whom the Membership Interest was transferred, provided, however, that the transferring Member shall not be released from liabilities as a Member solely as a result of the Transfer, both with respect to obligations to the Company and/or to third parties incurred prior to the Transfer.

8.10        Charging Orders and Similar Matters.  In the event a Membership Interest is taken or distributed by levy, foreclosure, charging order, execution, or other similar proceeding:

 8.10.1        The Company shall not dissolve;

 8.10.2        The Assignee of any Member’s interest shall in no event have the right to interfere in the management or the administration of the affairs of the Company or to act as a Member of the Company.  The Assignee shall have only the right to receive distributions, Profits and Losses attributable to the Assigning Member’s Economic Interest in the Company;

 8.10.3        An Assignee of any Membership Interest shall receive the federal and all relevant state Forms K-1, and report all income and loss on his/her income tax returns each year in accordance with Rev. Rul. 77-137, 1977-1 C.B. 178; and

 8.10.4        The Manager (if other than the Member whose Membership Interest is the subject of the levy, foreclosure, charging order, execution or other proceeding) may terminate a Member’s Membership Interest, or any portion thereof, if the Member’s Membership Interest, or any portion thereof, becomes subject to a charging order, foreclosure or legal proceedings.

9.0          DISSOLUTION AND WINDING UP

9.1          Events of Dissolution.  The Company shall be dissolved on the first to occur of the following events:

 9.1.1          The occurrence of an event that makes it unlawful or impossible to carry on the business of the Company;

 9.1.2          The sale of all of the Company’s assets or the Company’s business;

 9.1.3          A Unanimous Vote; or

 9.1.4          Entry of a decree of judicial dissolution pursuant to California Corporations Code section 17351.

9.2          Winding Up.  On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind-up the business and affairs of the Company.  The Manager shall wind up the affairs of the Company.  The Manager shall give written notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members) the remaining assets of the Company shall be distributed or applied in the following order of priority:

 9.2.1          To pay the expenses of liquidation (including, without limitation, all costs relating to the disposition of the Company’s assets, if any);

 9.2.2          To the establishment of reasonable reserves for contingent liabilities or obligations of the Company (upon the Manager’s determination that such reserves are no longer necessary, such reserves shall be distributed as provided in this Section 9.2);

 9.2.3          To repay outstanding loans, including accrued and unpaid interest, made to the Company, including, without limitation, any outstanding loans made to the Company by any Member.

 9.2.4          Among the Members with positive Capital Account balances as provided in Section 5.7 hereof.

9.3          Deficits.  Each Member shall look solely to the assets of the Company for the return of the Member's investment.  If, after payment or discharge of the debts and liabilities of the Company, the remaining assets of the Company are insufficient to return the investment of any Member, such Member shall have no recourse against any other Members (including the Manager) for indemnification, contribution, or reimbursement.

10.0        INDEMNIFICATION AND ARBITRATION

10.1        Indemnification.  The Company shall indemnify, defend and hold harmless any Person who was or is a party, or who is threatened to be made a party, to any Proceeding (defined below) by reason of the fact that such Person was or is a Member, Manager, officer, employee, or other agent of the Company, against expenses, judgments, fines, liabilities, damages, settlements, and other amounts (including, without limitation, attorneys’ fees and legal expenses) incurred by such Person in connection with such Proceeding.  “Proceeding,” as used in this Section 10.1, means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative.

10.2        Arbitration.  Any action to enforce or interpret this Agreement or to resolve disputes between or among the Members (including the Manager) or by or against any Member shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Any Member may commence arbitration by sending a notice and demand for arbitration to the other Parties.  Such demand shall set forth the nature of the matter to be resolved by arbitration.  Arbitration shall be conducted at or reasonably near the location of the Company’s principal executive office in California or, if there is no such principal executive office in California, at any place designated by the Manager, in its sole and absolute discretion. The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute, without regard to principles of conflict of laws. The Members shall share equally all costs of arbitration.  All decisions of the arbitrator shall be final, binding, conclusive, and non-appealable (except as otherwise provided by statute) on all Parties.  Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.  The arbitrator shall award to the prevailing Member(s) in any such arbitration proceeding such costs and expenses, including, without limitation, attorneys’ fees, expert witness’ fees and related costs, as are permitted pursuant to this Agreement.

11.0        GENERAL PROVISIONS

11.1        Notices.  All notices hereunder shall be in writing and sent to the recipient at the address provided by recipient to, and maintained by, the Manager. Notices shall be effective (i) three (3) business days after deposited in the United States mail, sufficient first-class postage and fees prepaid, (ii) the next business day if sent by Federal Express, United Parcel Service, or other comparable overnight courier service, for guaranteed overnight delivery, all charges prepaid or charged to the sender's account, (iii) the date of recipient’s actual receipt, if personally delivered to the recipient, or (iv) if sent by fax, and such transmission is confirmed by a fax delivery confirmation receipt generated by the sender’s fax machine in the ordinary course of business, effective the date of such receipt if received before 5:00 P.M. on a business day, otherwise effective on the next business day.

11.2        Entire Agreement.  This Agreement constitutes the whole and entire agreement of the Parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all Parties.  This Agreement replaces and supersedes all prior written and oral agreements between and among the Members or any of them regarding the subject of this Agreement, except for the Initial Agreement and the Voting Agreement.

11.3        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.4        Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

11.5        Severability.  If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

11.6        Burden and Benefit.  This Agreement shall be binding on and inure to the benefit of the Parties and their trustees, successors and permitted transferees and assigns.

11.7        Singular and Plural; Gender.  Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender or “his” shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

11.8        Other Acts.  The Parties shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the Parties.

11.9        Other Activities.  Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members’ abilities to carry on their own respective businesses or activities.

11.10      No Agency.  No provision of this Agreement shall be construed to constitute a Member, in the Member's capacity as such, the agent of any other Member or the Company.

11.11      Authority.  Each Member represents and warrants to the other Members that such Member has the capacity and authority to enter into this Agreement.

11.12      Titles and Headings.  The article, section, and paragraph titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

11.13      Amendments by Writing Only.  This Agreement may be altered, amended, or repealed only by a writing signed by all of the Members.

11.14      Time of the Essence.  Time is of the essence of every provision of this Agreement that specifies a time for performance.

11.15      No Third Party Beneficiaries.  This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors, transferees and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement as a third party beneficiary or otherwise.

11.16      Interpretation.  This Agreement shall not be construed against the Party preparing the same, and shall be construed without regard to the identity of the person who drafted such and shall be construed as if all Parties had jointly prepared this Agreement and it shall be deemed their joint work product. Each and every provision of this Agreement shall be construed as though all of the Parties hereto participated equally in the drafting hereof. Any uncertainty or ambiguity shall not be interpreted against any one Party.  As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

11.17      Exhibits. All exhibits now or hereafter attached hereto are incorporated herein by this reference.

11.18      Miscellaneous.  This Agreement’s time periods shall be computed by excluding the first day and including the last.  Except if otherwise specifically noted, all periods referencing days shall be measured by calendar days, and, if the last day in a given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter. Except as may otherwise be specified herein, no action by a Party against another for breach hereof is limited to breach of contract remedies.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Effective Date.

Member:		Member:

TRINITY ALPS RESOURCES, INC.		AMERICAN SIERRA GOLD CORP.

By:	/s/ Patrick A. Fagen	By:	/s/ Johannes Petersen
	Patrick A. Fagen, President		Johannes Petersen, Chief Financial Officer

Manager:

AMERICAN SIERRA GOLD CORP.

By:	/s/ Johannes Petersen
Johannes Petersen, Chief Financial Officer